Exhibit 99.1

FOR IMMEDIATE RELEASE

February 5, 2021

ART’S WAY MANUFACTURING ANNOUNCES FISCAL

2020 FINANCIAL RESULTS

ARMSTRONG, IOWA, February 5, 2021 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for fiscal 2020.

	For the Twelve Months Ended
	(Consolidated)
	November 30, 2020	November 30, 2019
Sales	$22,409,000	$22,889,000
Operating (Loss)	$(3,910,000)	$(1,497,000)
Net (Loss)	$(2,103,000)	$(1,420,000)
EPS (Basic)	$(0.48)	$(0.33)
EPS (Diluted)	$(0.48)	$(0.33)

Weighted Average Shares Outstanding:
Basic	4,393,887	4,227,375
Diluted	4,393,887	4,227,375

Sales: Our consolidated net sales totaled $22,409,000 for the 2020 fiscal year, which represents a 2.1% decrease from our consolidated net sales of $22,889,000 for the 2019 fiscal year. The decrease in revenue is due to decreases in sales in our Modular Building and Agricultural Products segments. Our Tools segment reported a 9.9% increase in sales compared to the 2019 fiscal year.

Our Agricultural Products segment’s net sales for the 2020 fiscal year were $13,085,000 compared to $13,508,000 during the 2019 fiscal year, a decrease of $423,000, or 3.1%. The decrease in sales can be primarily attributed to the loss of low-margin OEM business. We also saw decreased demand for our beet equipment and forage and receiver boxes in the 2020 fiscal year compared to the 2019 fiscal year. We expect increased demand for these lines in fiscal 2021 as our backlog indicates we will have improved sales of beet equipment and we will be launching a new Art’s Way forage box. Sales of manure spreaders, dump boxes and grinders improved in fiscal 2020 over fiscal 2019. The improved success of these lines provides optimism for the future as we believe these are the core products we can market towards future growth.

Our Modular Buildings segment’s net sales for the 2020 fiscal year were $6,993,000 compared to $7,260,000 for the 2019 fiscal year, a decrease of $267,000, or 3.7%. The decrease in sales was attributable to decreased operating lease activity in fiscal 2020 and a large construction project nearing completion.

Our Tools segment’s net sales for the 2020 fiscal year were $2,330,000 compared to $2,121,000 for the 2019 fiscal year, an increase of $209,000, or 9.9%. The increase is primarily due to the addition of a large OEM customer in the fourth quarter of fiscal 2019. We had projected larger revenue increases; however, the COVID-19 pandemic had a negative effect on our existing customer base, mainly the oil and gas industry. These sales have not fully recovered to date and we have relied heavily on our OEM customer in recent months. We are focused on expanding our portfolio of customers to help us diversify our business as different industries experience booms and busts.

Net Loss: Consolidated net loss for the 2020 fiscal year was $(2,103,000) compared to net loss of $(1,420,000) in the 2019 fiscal year, an increase in loss of $683,000. The increased loss is due to additional salaries of approximately $115,000 for the hiring of a new territory development manager and inside salesperson in order to increase sales and strengthen our dealer network in the Agricultural Products segment. We also incurred $116,000 of additional recruitment expense in fiscal 2020 when compared to fiscal 2019 related to hiring key employees to improve operations including a new CEO, supply chain manager and product manager in the Agricultural Products segment. We incurred approximately $73,000 of expense paying dual salaries as we transitioned these new roles. We also incurred approximately $216,000 of pandemic expense as we increased employee incentives for working during the pandemic, conducted sitewide COVID-19 testing and provided supplies to help keep our employees safe across all three segments. We also incurred approximately $300,000 of additional compensation expense in fiscal 2020 in order to recruit new management talent, recognize employees for their contributions and reduce turnover. Additionally, our Agriculture Products segment had approximately $996,000 of non-cash expense related to the scrap and increased reserve placed on aging product lines in fiscal 2020. Our margin on a large construction contract in our Modular Buildings segment eroded in fiscal 2020 due to unforeseen expenses required to complete the contract, which also contributed to our increased net loss. Our Tools segment contributed to our increased net loss with approximately $79,000 of additional costs to implement an OEM customer’s product line. The majority of the expenses mentioned above are one-time expenses that we believe will improve our operations and balance sheet for the years to come.

Loss per Share: Loss per basic and diluted share for the 2020 fiscal year was ($0.48), compared to loss per basic and diluted share from continuing operations of $(0.33) for the same period in the 2019 fiscal year.

President and CEO of Art’s Way, David King, reports, “This past year proved to be challenging for Art’s Way. After a strong first quarter, the COVID-19 pandemic hit and negatively impacted sales across all three segments. Stay-at-home orders and travel restrictions caused pull backs in the oil and gas industry, disrupted the food supply chain, and put university and research budgets on hold. While revenue improvements were seen in the second half of the year it was not enough to offset the impact of COVID-19.

While 2020 brought unforeseen challenges, we were pleased to see an increase in efficiency gains through continuous improvement projects and implementation of lean principles. We made further progress on inventory reduction thus lowering our carrying costs and lowering inventory to more manageable levels. We continued our product line rationalization by discontinuing low volume and low margin products while releasing new products including two new models of manure spreaders, a larger high-dump cart, and a new forage box.

Our focus in 2021 will be on rebranding the manufacturing division to appeal to a broader customer base while continuing to strengthen and expand our dealer network. We have added an experienced product manager to develop and execute strategies to bring new features and products to market to drive profitable growth. Both the Tools and Modular Buildings segments are actively working to diversify their customer base to mitigate the effects of the pandemic this past year.

We are cautiously optimistic as we enter fiscal year 2021 as higher commodity prices and farm income have driven our strongest backlog for manufactured products since 2015. At the same time, Art’s Way Scientific is experiencing increased demand for leased buildings and quotes for new research facilities. Our operational gains and expanded backlog will allow for an increased opportunity in profitability moving forward.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: David King, President and Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; (iv) the timing of increased performance; (v) the benefits of our business model and strategy; and (vi) the impact of and expectations around our current backlog, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.